Exhibit 99.1

Pacific Software, Inc. Engages New President and Director and Forms Advisory Board

February 23, 2018. Dana Point, CA. Pacific Software Inc. (OTC:PK:PFSF) announced today the engagement of Mr. Peter Pizzino to serve as President and Director of the company effective February 22, 2018. Mr. Pizzino brings over 25 years of financial experience in the securities and investment industry to the company. He served in several boutique NYSE securities firms on Wall Street which generated several hundred million USD in client offerings in which he participated. He holds a B.S. degree in accounting & finance, as well as Series 7 and 63 securities licenses.

“We are pleased to welcome Mr. Pizzino to our management team given his experience and integrity in the financial community”, stated Harrysen Mittler, CEO.

The company is compiling and processing its updated financial data which will be filed with OTC Markets Group as soon as practicable. In addition, the company website is under development.

The company has formed an Independent Advisory Board which will interface with its Board of Directors. The Advisory Board has been structured to assist the company in the development path of its business model with specific reference to blockchain technologies.

The company is a designer, developer and distributer of blockchain based systems as its core business. The basic requirements of the systems to be developed include high throughput transaction processing, traceability or tracking, visibility or monitoring and transparency throughout the supply and value chains for the stakeholders. Blockchain system is an incorruptible digital ledger of business transactions which may be programmed to record a variety of economic events of value.

Contact: For further information please visit contact us at:

Harrysen Mittler, Chairman and CEO

 Pacific Software Inc.

34145 Pacific Coast Highway, Suite 131

Dana Point, CA 92629-2808

 (949) 637-3909

Safe Harbor Notice: Included in this release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations reflected in such forward-looking statements will prove to have been correct. The company's actual results could differ materially from those anticipated in the forward-looking statements.